Exhibit 99.5

CONSENT OF PERSON ABOUT TO BECOME DIRECTOR

I hereby consent to being named in this Registration Statement, and any amendments or supplements thereto, as a person who may become a director of TechnipFMC Limited.

/s/ Thierry Pilenko
Thierry Pilenko

Dated: September 19, 2016